Exhibit 10.27

(English Translation)

Wu Quan Mountain Land Use Transfer Agreement

Party A: Village Committee of the Wu Quan Village, Jiang Cun Town, Hu County (Transferor)

Party B: Shaanxi Aoxing Pharmaceutical Co., Ltd. (Transferee)

In order to fully develop and use the mountain land and improve land utilization and economic benefits, the parties enter into the following agreement pursuant to the Implementation Method on Auction and Transfer of the Rural Collectively Owned Mountain Land Stipulated by the Government of Hu County (Gov. Hu No. 1998) (the “Implementation Method”):

I.
Party A shall transfer the land use right to Party B of a land sized 9,000 Mou, east border at the center of Shi He, west border at the center of Huo Po Liang, south border at Wu Quan Mountain Watershed and north border at the border between Wu Feng and Cao Village.

II.	The term of transfer is 40 years, starting from May 5, 2009 to May 4, 2049.

III.	The transfer price is RMB 23 per Mou per year. The total transfer price for the 40 years’ use of the 9,000 Mou land is RMB 8,280,000.

IV.	Payment

1.	Party B shall pay the total transfer price in one payment. In return, Party A shall offer Party B a discounted price of RMB 8 million in total.

2.
Party A agrees that Party B may pay the transfer price in installments. Upon execution of this Agreement, Party B shall pay a transfer price of RMB 5 million. Party B shall pay the remaining RMB 3 million by September 31, 2009.

V.	During the term of transfer, Party B may transfer, lease, and pledge the land or give the land use right to its successors.

VI.
Party B shall comply with the Implementation Method and government planning as well as laws and regulations in using the land for planting, breeding, forestry and animal husbandry, and shall not harm the natural vegetation and environment.

VII.
If Party B fails to develop or use the transferred land or pay the transfer price under this Agreement, Party A may retrieve the land use right. In this case, the transfer price paid by Party B shall not be refunded.

VIII.
If Party A terminates the Agreement without proper cause, Party A shall be liable for breach of the Agreement. In this case, Party A shall refund the payment of Party B and pay a damage of ____% of Party B’s payment.

IX.
When the Agreement is due, Party A shall retrieve, without any payment, the land use right, including all fixture to the land. According to the governmental regulations, either Party A or Party B may own the timber wood generated from the land. Party A may retrieve the premature timber wood without any payment.

X.	Party A shall resolve any dispute between Party B and the local villagers arising from Party B’s development or use of the land.

XI.	If the land is expropriated by the state during the term of transfer, Party B shall cooperate without condition. Party B may be compensated based on the status of its development of the land.

XII.	The parties shall resolve any unsettled matter through consultation and execution of supplemental agreement. The supplemental agreement, upon execution, shall have the same effect of this Agreement.

XIII.	This Agreement is executed into four duplicates. Each party shall hold two duplicates.

 Party A: Village Committee of the Wu Quan Village, Jiang Cun Town, Hu County (stamp & signature)

Party B: Shaanxi Aoxing Pharmaceutical Co., Ltd. (stamp & signature)

May 5, 2009